Exhibit 99.1

Forest Oil Announces Second Quarter 2008 Results Including
Record Adjusted Earnings, EBITDA and Discretionary Cash Flow

Net sales volumes increased 31% from 2007 and 6% sequentially to 505 MMcfe/d

Adjusted net earnings per share increased 130% from 2007 to $1.54 per share

Adjusted EBITDA increased 101% from 2007 to $377 million

Adjusted discretionary cash flow increased 118% from 2007 to $344 million

Total cash costs per-unit decreased 17% from 2007 to $2.47 per Mcfe

Production expense per-unit decreased 19% from 2007 to $1.46 per Mcfe

DENVER--(BUSINESS WIRE)--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the second quarter of 2008. For the quarter ended June 30, 2008, the Company reported the following highlights:

  Record adjusted net earnings of $135.1 million, up 191% over $46.5 million in 2007, on revenues of $515.2 million
  Record adjusted EBITDA of $377.2 million, up 101% over $187.5 million in 2007
  Record adjusted discretionary cash flow of $344.1 million, up 118% over $157.9 million in 2007
  Closed the acquisition of producing assets in Forest’s Ark-La-Tex Focus Area for approximately $281 million

H. Craig Clark, President and CEO, stated, “As we had previously announced, the second quarter of 2008 was the first quarter of the Company’s increased capital spending in our Focus Areas. This quarter’s 6% sequential growth rate (4% organic) is the first data point on our stated goal to increase our annualized 2008 organic production growth rate to about 15% by increasing our capital spending. The sequential increase in production and flat cash costs of $2.47 per Mcfe, once again demonstrates Forest has proven itself as a highly successful and disciplined operator even in times of high commodity prices. We expect to continue to see the trend of solid production growth while controlling cash costs throughout the remainder of the year. I am also pleased that we are on schedule in our exploration efforts and in testing our significant shale acreage.”

SECOND QUARTER 2008 RESULTS

For the three months ended June 30, 2008, Forest reported a net loss of $68.0 million or $(.78) per basic share. This loss compares to Forest’s net earnings of $76.8 million or $1.11 per basic share in the corresponding period in 2007. The net loss for the three months ended June 30, 2008 was affected by the following item:

  The non-cash effect of net unrealized losses relating to recording derivative instruments and investments at fair value and to foreign currency exchange, totaling $319.5 million ($203.1 million net of tax)

Without the effect of this item, Forest’s adjusted net earnings were a record $135.1 million or $1.54 per basic share. This is an increase of 191% over Forest’s adjusted net earnings of $46.5 million or $.67 per basic share in the corresponding 2007 period.

Forest’s adjusted EBITDA increased 101% for the three months ended June 30, 2008 to a record $377.2 million compared to adjusted EBITDA of $187.5 million in the corresponding 2007 period. Forest’s adjusted discretionary cash flow increased 118% for the three months ended June 30, 2008 to a record $344.1 million compared to adjusted discretionary cash flow of $157.9 million in the corresponding 2007 period.

The significant increase in adjusted net earnings, adjusted EBITDA and adjusted discretionary cash flow was primarily due to increased net sales volumes from successful drilling activity and acquisitions, including the acquisition of The Houston Exploration Company (Houston Exploration) in June 2007. Also contributing to the significant increase was higher per-unit price realizations and lower per-unit cash costs.

Net Sales Volumes, Revenues, and Average Sales Price

	Three Months Ended June 30, 2008
	Gas (MMcf/d)	Oil (MBbls/d)	NGLs (MBbls/d)	Total (MMcfe/d)

Net sales volumes
United States	310.6	10.4	8.2	422.1
Canada	64.1	2.3	0.8	82.6
Totals	374.7	12.7	9.0	504.7

Revenues (in thousands)
United States	$276,064	115,750	42,024	433,838
Canada	53,005	23,168	5,067	81,240
Totals	$329,069	138,918	47,091	515,078

Average sales price
United States	$ 9.77	122.62	56.18	11.29
Canada	9.08	110.85	71.37	10.81
Totals	$ 9.65	120.48	57.50	11.21

For the three months ended June 30, 2008, Forest’s average oil and gas net sales volumes were 505 MMcfe/d, representing a 31% increase over 385 MMcfe/d in the corresponding 2007 period. The volumes were higher for the three months ended June 30, 2008 due to Forest’s drilling and acquisition activities.

Forest’s price differential to NYMEX for natural gas was $1.28 per Mcf for the three months ended June 30, 2008 compared to $1.24 per Mcf in the corresponding 2007 period. Realized price for natural gas was $9.65 per Mcf for the three months ended June 30, 2008 compared to $6.31 per Mcf in the corresponding 2007 period.

Forest’s price differential to NYMEX for oil and condensate was $3.50 per Bbl for the three months ended June 30, 2008 compared to $5.02 per Bbl in the corresponding 2007 period. Realized price for oil and condensate was $120.48 per Bbl for the three months ended June 30, 2008 compared to $60.00 per Bbl in the corresponding 2007 period.

Forest’s realized price for natural gas liquids was $57.50 per Bbl, or 46% of NYMEX oil prices, for the three months ended June 30, 2008 compared to $35.78 per Bbl, or 55% of NYMEX oil prices, in the corresponding 2007 period. The decrease in the average natural gas liquids price as a percentage of NYMEX was the result of relative weakness in the ethane market for the three months ended June 30, 2008.

Total Cash Costs

Total cash costs per-unit decreased 17% for the three months ended June 30, 2008 to $2.47 per Mcfe compared to $2.99 per Mcfe in the corresponding 2007 period. The reduction is a result of Forest’s improved asset mix and successful cost control initiatives.

Forest’s oil and gas production expense per-unit decreased 19% for the three months ended June 30, 2008 to $1.46 per Mcfe from $1.80 per Mcfe in the corresponding 2007 period. The improved results were due to the addition of the natural gas oriented Houston Exploration assets, the divestiture of the high operating cost Alaska assets and successful cost control initiatives. The improvements were partially offset by higher production taxes as a result of higher commodity prices.

Forest’s general and administrative expense per-unit, excluding stock-based compensation expense, increased slightly for the three months ended June 30, 2008 to $.31 per Mcfe compared to $.30 per Mcfe in the corresponding 2007 period.

Forest’s interest expense decreased 4% for the three months ended June 30, 2008 to $28.0 million, or $.61 per Mcfe, compared to $29.1 million, or $.83 per Mcfe, in the corresponding 2007 period due to higher interest capitalization in 2008 offset by increased average debt levels.

Depreciation and Depletion Expense

Forest’s depreciation and depletion expense per-unit increased 12% for the three months ended June 30, 2008 to $2.76 per Mcfe compared to $2.46 per Mcfe in the corresponding 2007 period. The increase was primarily due to the Houston Exploration acquisition.

Capital Expenditures

Forest invested $294.3 million in exploration and development activities (excluding capitalized interest, equity compensation and asset retirement obligations) and $292.0 million in acquisition activities for the three months ended June 30, 2008.

OPERATIONAL PROJECT UPDATE

FOCUS AREAS

The Focus Area assets (Greater Buffalo Wallow Area, Ark-La-Tex, South Texas and the Alberta Deep Basin) constituted 68% of Forest’s net sales volumes and 63% of capital expenditures for the three months ended June 30, 2008. These assets are primarily large tight-gas sand development projects in North America. Forest employed 31 rigs in these areas during the second quarter of 2008 compared to 27 rigs in the first quarter of 2008. Current plans are to increase rigs employed in the Focus Areas to 37 by the end of 2008. Net sales volumes from these assets were up 10% sequentially to 342 MMcfe/d in the second quarter of 2008 compared to 310 MMcfe/d in the first quarter of 2008.

NEW FRONTIER PROGRAM

Utica Shale (60 – 100% WI) – In accordance with the previously announced schedule, Forest commenced drilling a three to four well horizontal test program in July of 2008. As all the wells will be drilled consecutively then fracture stimulated consecutively, results are expected to be available in the fourth quarter of 2008. Initial indications from the 2007 summer vertical drilling program indicated that the shale could be effectively fracture stimulated. As previously announced, if the 2008 horizontal drilling program is successful, Forest intends to undertake a pilot program in 2009 with full scale development expected to begin in 2010.

Haynesville/Bossier Shale (52 – 100% WI) – During the quarter, Forest increased its acreage position in East Texas/North Louisiana by 92% to approximately 143,000 gross acres (113,000 net acres) through acquisitions and leasing activity. Forest believes that it has approximately 116,000 gross acres (91,000 net acres) prospective for the Haynesville/Bossier Shale trend in the current area of heightened activity in East Texas/North Louisiana. Forest has commenced its vertical pilot program for 2008 which includes 10 – 15 wells to test the Haynesville/Bossier Shale in order to identify potential horizontal targets. The Company then plans to follow up with a combined vertical and horizontal program to optimize the economics in the play. Within this plan, Forest intends to commence a three well Haynesville/Bossier Shale horizontal program in the fourth quarter of 2008 based on its pilot program results.

PROPERTY DIVESTITURES

The Company has identified the properties to be included in its previously announced sale package and is currently marketing the properties. The assets, located primarily in the Permian Basin and the Rockies, are anticipated to sell for $300 million to $500 million. Forest anticipates closing the sale of these properties by the end of the third quarter of 2008. For the six months ended June 30, 2008, Forest has sold approximately $53 million of low growth, primarily non-operated assets with combined net production of approximately 4 MMcfe/d.

UPDATED 2008 GUIDANCE

The guidance below represents Forest’s updated guidance for 2008 based on the previously announced expected capital expenditures of $1.15 billion to $1.25 billion and the effects of property dispositions that have already occurred. Except as indicated below, all other guidance detailed in Forest’s press releases dated February 21, 2008 and May 2, 2008 has not changed.

Oil and Gas Net Sales Volumes: As a result of Forest’s sale of 4 MMcfe/d of producing properties, Forest expects total net sales volumes of 188 – 192 Bcfe in 2008. Forest estimates its net sales volumes will average 525 to 535 MMcfe/d in the third quarter of 2008 and 540 to 555 MMcfe/d in the fourth quarter of 2008. Forest will reassess 2008 oil and gas net sales volumes guidance upon the divestiture of its sale package in the Permian Basin and the Rockies.

Price Differentials: Based on current prices, Forest expects the natural gas price differential for the remainder of 2008 will average $1.50 to $1.75 per MMbtu less than the NYMEX Henry Hub price.

Based on current prices, Forest expects the oil and condensate differential for the remainder of 2008 will average $4.00 to $6.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price.

Based on current prices, Forest expects the realized price for natural gas liquids for the remainder of 2008 will average 45% of the NYMEX WTI price.

The foregoing guidance is subject to all of the cautionary statements and limitations described in Forest’s press release dated February 21, 2008 and below, under the headline “Forward-Looking Statements.”

NON-GAAP FINANCIAL MEASURES

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Forest has provided net earnings adjusted for certain items, a non-GAAP financial measure, which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations. A reconciliation between GAAP net earnings and net earnings adjusted for certain items is provided in the paragraphs on page two of this release in which the non-GAAP measure is presented. Net earnings excluding the effects of certain items should not be considered a substitute for net earnings as reported in accordance with GAAP.

In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings (loss) plus income tax (benefit) expense; unrealized losses (gains) on derivative instruments, net; unrealized foreign currency exchange gains; unrealized losses on other investments, net; realized foreign currency exchange gains; interest expense; accretion of asset retirement obligations; depreciation and depletion; and stock-based compensation. Further, Forest presents adjusted discretionary cash flow, which consists of adjusted EBITDA minus interest expense; current income tax expense; and other non-cash items. Management uses adjusted EBITDA and adjusted discretionary cash flow as measures of operational performance. Adjusted EBITDA and adjusted discretionary cash flow should not be considered as alternatives to net earnings as reported under GAAP. The following is a reconciliation of net earnings (loss) to adjusted EBITDA to adjusted discretionary cash flow (in thousands):

	Three Months Ended June 30,
	2008	2007

Net earnings (loss)	$ (68,018)	76,799
Income tax (benefit) expense	(36,140)	34,081
Unrealized losses (gains) on derivative instruments, net	319,640	(34,813)
Unrealized foreign currency exchange gains	(460)	(6,271)
Unrealized losses on other investments, net	276	-
Realized foreign currency exchange gains	-	(1,734)
Interest expense	27,979	29,103
Accretion of asset retirement obligations	1,967	1,292
Depreciation and depletion	126,584	86,126
Stock-based compensation	5,416	2,925
Adjusted EBITDA	377,244	187,508

Interest expense	(27,979)	(29,103)
Current income tax expense	(4,000)	(2,217)
Other non-cash items	(1,128)	1,680
Adjusted discretionary cash flow	$344,137	157,868

Total Cash Costs

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the cash operating performance. Total cash costs is defined as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

	Three Months Ended June 30,
	2008	Per Mcfe	2007	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$ 67,202	1.46	63,093	1.80
General and administrative expense (excluding stock-based compensation of $5,416 and $2,925, respectively)	14,416	0.31	10,482	0.30
Interest expense	27,979	0.61	29,103	0.83
Current income tax expense	4,000	0.09	2,217	0.06
Total cash costs	$113,597	2.47	104,895	2.99

TELECONFERENCE CALL

A conference call is scheduled for Wednesday, August 6, 2008, at 12:00 P.M. MT to discuss the release. You may access the call by dialing toll free 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International) and request the Forest Oil teleconference (ID # 57179626). A Q&A period will follow.

A replay will be available from Wednesday, August 6 through August 13, 2008. You may access the replay by dialing toll free 800-642-1687 (for U.S./Canada) and 706-645-9291 (for International), conference ID # 57179626.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2008	December 31, 2007
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$ 10,811	9,685
Accounts receivable	273,270	201,617
Derivative instruments	2,391	30,006
Other investments	29,001	34,694
Deferred income taxes	135,399	23,854
Other current assets	80,747	61,518
Total current assets	531,619	361,374

Net property and equipment	5,587,241	5,025,815

Goodwill	265,798	265,618
Other assets	44,831	42,741
	$ 6,429,489	5,695,548

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 409,680	361,089
Accrued interest	7,908	7,693
Derivative instruments	375,064	72,675
Asset retirement obligations	2,555	2,562
Current portion of long-term debt	-	266,002
Other current liabilities	33,865	28,361
Total current liabilities	829,072	738,382

Long-term debt	1,997,605	1,503,035
Asset retirement obligations	91,738	87,943
Derivative instruments	152,132	38,171
Deferred income taxes	950,432	853,427
Other liabilities	64,253	62,779
Total liabilities	4,085,232	3,283,737

Shareholders' equity:
Common stock	8,977	8,838
Capital surplus	1,992,640	1,966,569
Retained earnings	224,280	306,062
Accumulated other comprehensive income	118,360	130,342
Total shareholders' equity	2,344,257	2,411,811
	$ 6,429,489	5,695,548

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,
	2008	2007
	(In thousands, except per share amounts)

Revenues	$ 515,182	254,669

Operating expenses:
Lease operating expenses	38,413	45,027
Production and property taxes	24,148	12,808
Transportation and processing costs	4,641	5,258
General and administrative (including stock-based compensation of $5,416 and $2,925, respectively)	19,832	13,407
Depreciation and depletion	126,584	86,126
Accretion of asset retirement obligations	1,967	1,292
Total operating expenses	215,585	163,918
Earnings from operations	299,597	90,751

Other income and expense:
Interest expense	27,979	29,103
Unrealized losses (gains) on derivative instruments, net	319,640	(34,813)
Realized losses (gains) on derivative instruments, net	58,182	(9,270)
Other income, net	(2,046)	(5,149)
Total other income and expense	403,755	(20,129)

Earnings (loss) before income taxes	(104,158)	110,880
Income tax (benefit) expense:
Current	4,000	2,217
Deferred	(40,140)	31,864
Total income tax (benefit) expense	(36,140)	34,081

Net earnings (loss)	$ (68,018)	76,799

Weighted average number of common shares outstanding:
Basic	87,717	69,247
Diluted	87,717	70,827

Basic earnings per common share	$ (0.78)	1.11

Diluted earnings per common share	$ (0.78)	1.08

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net earnings (loss)	$ (68,018)	76,799
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and depletion	126,584	86,126
Accretion of asset retirement obligations	1,967	1,292
Unrealized losses (gains) on derivative instruments, net	319,640	(34,813)
Unrealized losses on other investments, net	276	-
Unrealized foreign currency exchange gains	(460)	(6,271)
Realized foreign currency exchange gains	-	(1,734)
Deferred income tax (benefit) expense	(40,140)	31,864
Stock-based compensation	5,416	2,925
Other, net	(1,128)	1,680

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(49,027)	42,149
Other current assets	(16,007)	15,288
Accounts payable	35,174	20,645
Accrued interest and other current liabilities	(31,081)	(17,117)
Net cash provided by operating activities	283,196	218,833

Cash flows from investing activities:
Capital expenditures	(537,294)	(980,486)
Proceeds from sales of assets	51,901	36,952
Other, net	1,031	-
Net cash used by investing activities	(484,362)	(943,534)

Cash flows from financing activities:
Proceeds from bank borrowings, net of repayments	209,293	273,939
Proceeds from issuance of 7 1/4% senior notes, net of issuance costs	247,188	739,176
Redemption of 8% senior notes	(265,000)	-
Repurchases of 7% senior subordinated notes	(2,960)	-
Repayments of bank debt assumed in acquisition	-	(176,885)
Repayment of term loans	-	(110,625)
Proceeds from the exercise of options and from employee stock purchase plan	10,117	6,059
Other, net	11,358	(10,175)
Net cash provided by financing activities	209,996	721,489

Effect of exchange rate changes on cash	62	1,856

Net increase (decrease) in cash and cash equivalents	8,892	(1,356)
Cash and cash equivalents at beginning of period	1,919	17,086
Cash and cash equivalents at end of period	$ 10,811	15,730

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
Director - Investor Relations